EXHIBIT 10.4


                               AG CAPITAL COMPANY
                   FIRST AMENDED AND RESTATED CREDIT AGREEMENT


            THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT made and entered into as of December 18, 1997 (the "Effective Date"), by and between RDO EQUIPMENT CO., a Delaware corporation (the "Borrower"), whose address is 2829 South University Drive, P.O. Box 7160, Fargo, North Dakota, 58109-7160, and AG CAPITAL COMPANY, a Delaware corporation (the "Lender"), whose address is 1500 Radisson Tower, 201 North 5th Street, Fargo, North Dakota 58102, amends and restates that certain Ag Capital Company Loan Agreement, dated as of October 31, 1997 (herein the "Prior Agreement") among the Borrower and the Lender.

                                    RECITALS

            1. The Lender and the Borrower have agreed that the terms and conditions of the Prior Agreement should be amended and restated to clarify certain provisions thereof for the benefit of both parties.

            2. The Lender and the Borrower hereby agree that from and after the Effective Date, the Prior Agreement shall be deemed amended and restated in its entirety as set forth below.

            NOW, THEREFORE, for and in consideration of the loans and advances to be made by the Lender to the Borrower hereunder, the mutual covenants, promises and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender agree as follows:

            The following terms when used in this Credit Agreement shall, except where the context otherwise requires, have the following meanings both in the singular and plural forms thereof:

                                 1. DEFINITIONS

            "Advance" means any advance by the Lender made under either of the Seasonal Commitments. (The face amount of any letter of credit issued by the Lender for the account of the Borrower shall be deemed an Advance hereunder).

            "Affiliate" means any corporation, association, partnership, joint venture or other business entity directly or indirectly controlling or controlled by, or under direct or indirect common control of, the Borrower or any of its Subsidiaries.

            "Assignee" has the meaning set forth in Section 20.14.

            "Borrower" means RDO Equipment Co., a Delaware corporation.

            "Business Day" means any day on which the Lender is open for the transaction of business of the kind contemplated by this Credit Agreement.

            "Change of Control" means the occurrence of any of the following circumstances:

            (a) any person or two or more persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities)


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                  representing 25% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; or

            (b) during any period, whether commencing before or after the date hereof, the membership of the Board of Directors of the Borrower changes for any reason (other than by reason of death, disability, or scheduled retirement) so that the majority of the Board of Directors is made up of persons who were not directors at the beginning of such period.

            "Collateral" means all of the assets of the Borrower or any other party in which the Lender holds a security interest pursuant to any of the Loan Documents.

            "Credit Agreement" means this First Amended and Restated Credit Agreement, as originally executed and as may be amended, modified, supplemented, or restated from time to time by written agreement between the Borrower and the Lender.

            "Current Assets" means, at any date, the aggregate amount of all assets of the Borrower that are classified as current assets, on a consolidated basis, in accordance with GAAP.

            "Current Liabilities" means, at any time, the aggregate amount of all liabilities of the Borrower that are classified as current liabilities, on a consolidated basis, in accordance with GAAP (including taxes and other proper accruals and the matured portion of any indebtedness).

            "Debt" means (i) all items of indebtedness or liability that, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet as at the date of which Debt is to be determined; (ii) indebtedness secured by any mortgage, pledge, lien or security interest existing on property owned by the Person whose Debt is being determined, whether or not the indebtedness secured thereby shall have been assumed; (iii) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person, and (iv) guaranties, endorsements (other than for purposes of collection in the ordinary course of business) and other contingent obligations in respect of, or to purchase or otherwise acquire indebtedness of others.

            "Default" means any event which if continued uncured would, with notice or lapse of time or both, constitute an Event of Default.

            "Environmental Laws" has the meaning set forth in Section 16.17.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and as may be further amended from time to time, and the rules and regulations promulgated thereunder by any governmental agency or authority, as from time to time in effect.

            "Event of Default" means any event of default described in Section 19 hereof.

            "Fixed Rate" means such rate of interest as may be quoted to Borrower by Lender at Lender's sole discretion upon request made by Borrower before 11:00 a.m. (central time) at least two Business Days prior to the beginning of the calendar month specified by Borrower in such request for Interest Rate Periods as specified by Borrower in such request.

            "Fixed Rate Amount" means the amount of any Loan which accrues interest at a Fixed Rate, which shall be specified in any request by the Borrower to Lender for a Fixed Rate, and which must be in increments of $100,000, unless otherwise agreed to by the Lender.

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            "GAAP" means the generally accepted accounting principles in the
United States in effect from time to time including, but not limited to, Financial Accounting Standards Board (FASB) Standards and Interpretations, Accounting Principles Board (APB) Opinions and Interpretations, Committee on Accounting Procedure (CAP) Accounting Research Bulletins, and certain other accounting principles which have substantial authoritative support.

            "Government Yield" means as of any date of determination the yield (converted as necessary to the equivalent semi-annual compound rate) on U.S. Treasury securities having a maturity date closest to the weighted average maturity of the relevant Loan (to the scheduled installment dates), as published in The Wall Street Journal (or, if not so published, as determined by the Lender by using the average quotes obtained by the Lender from three primary dealers that market U.S. Treasury securities in the secondary market). "U.S. Treasury securities" means actively traded U.S. Treasury bonds, bills and notes and, if more than one issue of U.S. Treasury securities is scheduled to mature at or about the time of the end of the weighted average maturity of the Loan, then to the extent possible the U.S. Treasury security issued most recently prior to the date of determination will be chosen as the basis of the Government Yield.

            "Hazardous Substance" has the meaning set forth in Section 16.16 hereof.

            "Interest Differential" means as of the date of any full or partial prepayment on any Loan, the Government Yield with respect to such Loan measured on the date the rate at which interest on such Loan is accruing immediately prior to such prepayment is set, minus the Government Yield with respect to such Loan as of the date of such prepayment.

            "Interest Rate Period" means the period specified by the Lender in response to a request by the Borrower that any Fixed Rate Amount of any Loan accrue interest at a Fixed Rate. All Interest Rate Periods shall be months, but in no event shall end later than the Maturity with respect to the Seasonal Loan, and the final maturity date for each other Loan.

            "Issuance Spread" is the amount by which the rate per annum at which interest accrues on any Loan as of any date such rate is set exceeded the Government Yield as of such date.

            "Lender" means Ag Capital Company, a Delaware corporation, its successors and assigns.

            "Letter of Credit I" shall mean the standby letter of credit issued by the St. Paul Bank for Cooperatives for the benefit of Leonard V. Bergan in the face amount not to exceed Three Hundred Forty-Five Thousand Dollars ($345,000) in form and substance satisfactory to the Lender and the Borrower.

            "Letter of Credit Note I" means the note No. 29220 in the stated amount of the Letter of Credit I, or if less, in the amount of any reimbursement obligations as they arise under the Letter of Credit I.

            "Letter of Credit II" shall mean the standby letter of credit issued by the St. Paul Bank for Cooperatives for the benefit of Leonard V. Bergan in the face amount not to exceed Five Hundred Fifteen Thousand Dollars ($515,000) in form and substance satisfactory to the Lender and the Borrower.

            "Letter of Credit Note II" means the note No. 292201 in the stated amount of the Letter of Credit II, or if less, in the amount of any reimbursement obligations as they arise under the Letter of Credit II.

            "Leverage Ratio" means the ratio of the total liabilities (including
Debt) of the Borrower to the Tangible Net Worth of the Borrower, as determined on a consolidated basis, in accordance with GAAP.

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            "LIBOR" for any day during any calendar month means the rate of interest per annum determined by the Lender to be the arithmetic mean (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates of interest per annum notified to the Lender by at least two (2) major banks in the London interbank eurodollar market as the rate of interest at which dollar deposits in the approximate amount of the investment associated with such one month period would be offered to major banks in the London interbank market at their request, in each case at or about 11:00 a.m. (Fargo time) on the second Business Day prior to the commencement of such calendar month.

            "Lien" means any lien, security interest, pledge, mortgage, statutory or tax lien, or other encumbrance of any kind whatsoever (including without limitation, the lien or retained security title of a conditional vendor), whether arising under a security instrument or as a matter of law, judicial process or otherwise or by an agreement of the Borrower to grant any lien or security interest or to pledge, mortgage or otherwise encumber any of its assets.

            "Loan" means any of the Seasonal Loan I, Seasonal Loan II, Term Loan I, Term Loan II, Term Loan III, Term Loan IV, Term Loan V, Term Loan VI, Term Loan VII, Letter of Credit I and Letter of Credit II.

            "Loan Documents" means this Credit Agreement and the Subject Notes and such other documents as the Lender may reasonably require as security for, or otherwise executed in connection with, any loan hereunder, all as originally executed and as may be amended, modified or supplemented from time to time by written agreement between the parties thereto.

            "Material Adverse Occurrence" means any occurrence which materially adversely affects the present or prospective financial condition or operations of the Borrower, or which impairs, or may impair, in the Lender's reasonable judgment, the ability of the Borrower to perform its obligations under the Loan Documents.

            "Maturity" of the Seasonal Note means the earlier of (a) the date on which the Seasonal Note becomes due and payable upon the occurrence of an Event of Default; or (b) the Termination Date.

            "Mortgages" means the mortgages dated January 31, 1996 expressly securing Term Note IV, and other obligations to Lender, and mortgages dated June 16, 1992 expressly securing Term Note I, February 24, 1992 expressly securing Term Note II and October 14, 1991, expressly securing Term Note III and as provided in each such mortgage, other obligations to Lender.

            "Mortgage Secured Notes and Loans" has the meaning set forth in
Section 13.8.

            "Person" means any natural person, corporation, firm, association, government, governmental agency or any other entity, whether acting in an individual fiduciary or other capacity.

            "Premises" has the meaning set forth in Section 16.17 hereof.

            "Reference Rate" means for any day the rate of interest indicated as the "prime rate" in the "Money Rates" section of the Wall Street Journal for such day (or if no such rate is published for such day for the earliest preceding day for which such rate is published). If such rate ceases to be published, the "Reference Rate" shall mean a comparable rate determined by the Lender as indicated in a written notice to the Borrower."

            "Regulatory Change" means any change after the date hereof in any (or the adoption after the date hereof of any new) (a) Federal or state law or foreign law applying to the Lender (or its successors or

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assigns); or (b) regulation, interpretation, directive or request (whether or not having the force of law) applying or in the reasonable opinion of the Lender (or its successors or assigns) applicable to, the Lender (or its successors or assigns) of any court or governmental authority charged with the interpretation or administration of any law referred to in clause (a) of this definition or of any fiscal, monetary, or other authority having jurisdiction over the Lender (or its successors or assigns).

            "Seasonal Commitment" means the Lender's obligation to extend Advances to the Borrower under Sections 2 and 3, as the context may require.

            "Seasonal Loan I" means, at any date, the aggregate amount of all Advances made by the Lender to the Borrower pursuant to Section 2 hereof.

            "Seasonal Note I" means the note No. 29210, dated October 31, 1997, in the original principal amount of Fifteen Million Dollars ($15,000,000.00) made by the Borrower payable to the order of the Lender, together with all extensions, renewals, modifications, substitutions and changes in form thereof effected by written agreement between the Borrower and the Lender.

            "Seasonal Loan II" means, at any date, the aggregate amount of all Advances made by the Lender to the Borrower pursuant to Section 3 hereof.

            "Seasonal Note II" means the note No. 292101, dated October 31, 1997, in the original principal amount of Five Million Dollars ($5,000,000.00) made by the Borrower payable to the order of the Lender, together with all extensions, renewals, modifications, substitutions and changes in form thereof effected by written agreement between the Borrower and the Lender.

            "Security Agreement" means the Security Agreement dated as of January 31, 1997 executed by the Borrower in favor of the Lender, as originally executed and as may be amended, modified or supplemented from time to time by written agreement between the Borrower and the Lender, and various other security agreements previously executed in favor of the Lender by Borrower.

            "Subject Note(s)" means the Seasonal Note I, the Seasonal Note II, the Letter of Credit Note I, the Letter of Credit Note II and the Term Notes.

            "Subsidiary" means any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Borrower and/or one or more Subsidiary or Affiliate.

            "Tangible Net Worth" means, at any date, the excess, if any, of the Borrower's total assets over the Borrower's total liabilities on such date, excluding from total assets the aggregate amount carried as assets on the books of the Borrower for goodwill, licenses, patents, trademarks, trade names treasury stock, unamortized debt discount and expenses, leasehold improvements, copyrights, franchises, organization costs, write-ups in the book value of the assets of the Borrower resulting from a revaluation thereof, and any other intangible assets, all as determined in accordance with GAAP.

            "Term Loan I" means the loan evidenced by the Term Note I (No.
4550).

            "Term Note I" means the note No. 4550, dated June 16, 1992, in the original principal amount of Eighty Thousand Dollars ($80,000), made by the Borrower payable to the order of the Lender, together with all extensions, renewals, modifications, substitutions and changes in form thereof effected by written agreement between the Borrower and the Lender.

            "Term Loan II" means the loan evidenced by the Term Note II (No.
4560).

            "Term Note II" means the note No. 4560, dated February 24, 1992, in the original principal amount of One Hundred Fifty-Eight Thousand Three Hundred Sixty-Eight and 78/100 Dollars ($158,368.78) made by the Borrower payable to the order of the Lender, together with all extensions, renewals, modifications, substitutions and changes in form thereof effected by written agreement between the Borrower and the Lender.

            "Term Loan III" means the loan evidenced by the Term Note III (No.
4910).

            "Term Note III" means the note No. 4910, dated October 14, 1991, in the original principal amount of Three Hundred Fifty Thousand Dollars ($350,000) made by the Borrower payable to the order of the Lender, together with all extensions, renewals, modifications, substitutions and changes in form thereof effected by written agreement between the Borrower and the Lender.

            "Term Loan IV" means the loan evidenced by the Term Note IV (No. 20020).

            "Term Note IV" means the note No. 20020, dated January 29, 1996 in the original principal amount of Eight Hundred Ninety-Eight Thousand Two Hundred Dollars ($898,200) made by the Borrower payable to the order of the Lender, together with all extensions, renewals, modifications, substitutions and changes in form thereof effected by written agreement between the Borrower and the Lender.

            "Term Loan V" means the loan evidenced by the Term Note V (No.
24900).

            "Term Note V" means the note No. 24900, dated October 18, 1996 in the original principal amount of Three Hundred Fifty-Five Thousand Dollars ($355,000) made by the Borrower payable to the order of the Lender, together with all extensions, renewals, modifications, substitutions and changes in form thereof effected by written agreement between the Borrower and the Lender.

            "Term Loan VI" means the loan evidenced by the Term Note VI (No. 27370).

            "Term Note VI" means the note No. 27370, dated January 31, 1997 in the original principal amount of One Million Eight Hundred Fifty-Five Thousand Seven Hundred and Three Dollars ($1,855,703) made by the Borrower payable to the order of the Lender, together with all extensions, renewals, modifications, substitutions and changes in form thereof effected by written agreement between the Borrower and the Lender.

            "Term Loan VII" means the loan evidenced by the Term Note VII (No. 27380).

            "Term Note VII" means the note No. 27380, dated January 31, 1997 in the original principal amount of Two Million Five Hundred Fifty-Nine Thousand Dollars ($2,559,000) made by the Borrower payable to the order of the Lender, together with all extensions, renewals, modifications, substitutions and changes in form thereof effected by written agreement between the Borrower and the Lender.

            "Term Notes" means Term Note I (No. 4550), Term Note II (No. 4560), Term Note III (No. 4910), Term Note IV (No. 20020), Term Note V (No. 24900), Term Note VI (No. 27370) and Term Note VII (No. 27380).

            "Termination Date" means the earlier of (a) June 1, 1998; or (b) the date upon which the obligation of the Lender to make Advances is terminated pursuant to Section 2.7 or Section 3.7 .

            "Working Capital" means the Borrower's Current Assets minus its Current Liabilities (other than deferred income taxes and any current portion of liabilities otherwise included in the Current Liabilities).

                             2. THE SEASONAL LOAN I

            2.1. Commitment for Seasonal Loan I. Subject to the Conditions of Lending set forth in Section 15 hereof, the Lender agrees to make Advances under Seasonal Loan I to the Borrower from time to time from the date of this Credit Agreement through the Termination Date, provided, however, that the Lender shall not be obligated to make any such Advance, if after giving effect to such Advance, the aggregate outstanding principal amount of all such Advances would exceed Fifteen Million Dollars ($15,000,000). Within the limits set forth above, the Borrower may borrow, repay and reborrow amounts under the Seasonal Note I.

            2.2. The Seasonal Note I. All Advances shall be evidenced by, and the Borrower shall repay such Advances to the Lender in accordance with, the terms of the Seasonal Note I but in no event later than the date of Maturity; including without limitation the provision of the Seasonal Note I that the principal amount payable thereunder at any time shall not exceed the then unpaid principal amount of all Advances under Seasonal Loan I made by the Lender.

            2.3. Records of Advances and Payments. The aggregate amount of all unpaid Advances under Seasonal Loan I set forth on the records of the Lender shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Seasonal Note I.

            2.4. Payments and Interest on the Seasonal Note I.

            (a) Except to the extent any part thereof is a Fixed Rate Amount, the Borrower agrees to pay interest on the outstanding principal amount of the Seasonal Note I from the date hereof until paid in full at a per annum rate equal to the Reference Rate, minus 0.375%.

            (b) Interest accrued on the Seasonal Note I through Maturity shall be payable for each month on the fifteenth (15th) day of the following calendar month, commencing January 15, 1998, and at Maturity when the entire outstanding principal amount shall be due and payable. Interest accrued after Maturity shall be payable upon demand.

            2.5. Manner of Borrowing. The Borrower shall give the Lender written or telephonic notice of each requested Advance under Seasonal Loan I by not later than 1:00 p.m. (Minneapolis time) on the date such Advance is to be made. Each Advance under Seasonal Loan I shall be deposited to an account designated by the Borrower or as otherwise indicated in the corresponding request by the Borrower.

            2.6. Payments. Any other provision of this Credit Agreement to the contrary notwithstanding, the Borrower shall make all payments of interest on and principal of the Seasonal Note I to the Lender at its office shown on the first page hereof (or to such other locations as may from time to time be specified by the Lender).

            2.7. Termination. The obligation of the Lender to make Advances under Seasonal Loan I shall terminate:

            (a) Upon receipt by the Lender of three (3) days' written notice of termination from the Borrower given at any time when no amount is outstanding under the Seasonal Note I;

            (b) Immediately and without further action upon the occurrence of an Event of Default of the nature referred to in Subsection 19.1((d)) or

            (c) Immediately when any Event of Default (other than one of the nature specified in Subsection 19.1((d))) shall have occurred and be continuing and either (i) the Lender shall have demanded payment of the Seasonal Note I or (ii) the Lender shall elect by giving notice to Borrower.

                             3. THE SEASONAL LOAN II

            3.1. Commitment for Seasonal Loan II. Subject to the Conditions of Lending set forth in Section 15 hereof, the Lender agrees to make Advances under Seasonal Loan II to the Borrower from time to time from the date of this Credit Agreement through the Termination Date, provided, however, that the Lender shall not be obligated to make any such Advance, if after giving effect to any such Advance, the aggregate outstanding principal amount of all such Advances would exceed Five Million Dollars ($5,000,000). Within the limits set forth above, the Borrower may borrow, repay and reborrow amounts under the Seasonal Note II.

            3.2. The Seasonal Note II. All Advances shall be evidenced by, and the Borrower shall repay such Advances to the Lender in accordance with, the terms of the Seasonal Note II but in no event later than the date of Maturity; including without limitation the provision of the Seasonal Note II that the principal amount payable thereunder at any time shall not exceed the then unpaid principal amount of all Advances under Seasonal Loan II made by the Lender.

            3.3. Records of Advances and Payments. The aggregate amount of all unpaid Advances set forth on the records of the Lender shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Seasonal Note II.

            3.4. Payments and Interest on the Seasonal Note II.

            (a) Except to the extent any part thereof is a Fixed Rate Amount, the Borrower agrees to pay interest on the outstanding principal amount of the Seasonal Note II from the date hereof until paid in full at a per annum rate equal to the Reference Rate minus 0.375%.

            (b) Interest accrued on the Seasonal Note II through Maturity shall be payable for each month on the fifteenth (15th) day of the following calendar month, commencing January 15, 1998, and at Maturity when the entire outstanding principal amount shall be due and payable. Interest accrued after Maturity shall be payable upon demand.

            3.5. Manner of Borrowing. The Borrower shall give the Lender written or telephonic notice of each requested Advance under Seasonal Loan II by not later than 1:00 p.m. (Minneapolis time) on the date such Advance is to be made. Each Advance under Seasonal Loan II shall be deposited to an account designated by the Borrower or as otherwise indicated in the corresponding request by the Borrower.

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            3.6. Payments. Any other provision of this Credit Agreement to the contrary notwithstanding, the Borrower shall make all payments of interest on and principal of the Seasonal Note II to the Lender at its office shown on the first page hereof (or to such other locations as may from time to time be specified by the Lender).

            3.7. Termination. The obligation of the Lender to make Advances under Seasonal Loan II shall terminate:

            (a) Upon receipt by the Lender of three (3) days' written notice of termination from the Borrower given at any time when no amount is outstanding under the Seasonal Note II;

            (b) Immediately and without further action upon the occurrence of an Event of Default of the nature referred to in Subsection 19.1((d)) or

            (c) Immediately when any Event of Default (other than one of the nature specified in Subsection 19.1((d))) shall have occurred and be continuing and either (i) the Lender shall have demanded payment of the Seasonal Note II or (ii) the Lender shall elect by giving notice to Borrower.

                               4. THE TERM LOAN I

            4.1. Term Loan. The Lender has previously made Term Loan I to the Borrower, of which the principal amount of $23,761.50 is currently outstanding.

            4.2. Term Note I. To evidence the Term Loan I made by the Lender to the Borrower hereunder, the Borrower has executed and delivered to the Lender the Term Note I. The Borrower agrees to pay to the Lender amounts outstanding under the Term Note I in installments as set forth in said note, with all outstanding principal and accrued interest due and payable October 1, 1999.

            4.3. Payments and Interest on the Term Note I.

            (a) Except to the extent any part thereof is a Fixed Rate Amount, the Borrower agrees to pay interest on the unpaid principal balance of the Term Note I outstanding from time to time at a rate per annum equal to the Reference Rate.

            (b) After the date hereof, the principal and accrued interest on the amount outstanding under Term Note I through the end of each calendar month hereafter shall be payable on the fifteenth (15th) day following the end of each such calendar month in equal monthly payments of $1,200 commencing January 15, 1998 and continuing on the fifteenth (15th) day of each calendar month thereafter until October 1, 1999, when the entire amount of principal and interest shall be due and payable in full. Lender shall have the right to adjust the amount of such payments to maintain the original 7 year amortization to the extent required by changes in the rate at which interest accrues on Term Note I.

                                 5. TERM LOAN II

            5.1. Term Loan II. The Lender has previously made Term Loan II to the Borrower, of which the principal amount of $79,057.40 is currently outstanding.

            5.2. Term Note II. To evidence the Term Loan II made by the Lender to the Borrower hereunder, the Borrower has executed and delivered to the Lender the Term Note II. The Borrower agrees to pay to the Lender amounts outstanding under the Term Note II in installments as set forth in said note, with all outstanding principal and accrued interest due and payable February 15, 2001.

            5.3. Payments and Interest on the Term Note II.

            (a) The Borrower agrees to pay interest on the unpaid principal balance of the Term Note II outstanding from time to time at a rate per annum equal to 9.90% computed on the basis of a year of 365 days.

            (b) After the date hereof, the principal and accrued interest on the amount outstanding under Term Note II through the end of each calendar month hereafter shall be payable on the fifteenth (15th) day following the end of each such calendar month in equal monthly payments of $2,045 commencing January 15, 1998 and continuing on the fifteenth (15th) day of each calendar month thereafter until February 15, 2001, when the entire amount of principal and interest shall be due and payable in full.

                                6. TERM LOAN III

            6.1. Term Loan III. The Lender has previously made Term Loan III to the Borrower, of which the principal amount of $173,258.57 is currently outstanding.

            6.2. Term Note III. To evidence the Term Loan III made by the Lender to the Borrower hereunder, the Borrower has executed and delivered to the Lender the Term Note III. The Borrower agrees to pay to the Lender amounts outstanding under the Term Note III in installments as set forth in said note, with all outstanding principal and accrued interest due and payable October 1, 2001.

            6.3. Payments and Interest on the Term Note III.

            (a) The Borrower agrees to pay interest on the unpaid principal balance of the Term Note III outstanding from time to time at a rate per annum equal to 9.70% computed on the basis of a year of 365 days.

            (b) After the date hereof, the principal and accrued interest on the amount outstanding under Term Note III through the end of each calendar month hereafter shall be payable on the fifteenth (15th) day following the end of each such calendar month in equal monthly payments of $4,567.33 commencing January 15, 1998 and continuing on the fifteenth (15th) day of each calendar month thereafter until October 1, 2001, when the entire amount of principal and interest shall be due and payable in full.

                                7. TERM LOAN IV

            7.1. Term Loan IV. The Lender has previously made Term Loan IV to the Borrower, of which the principal amount of $845,626.23 is currently outstanding.

            7.2. Term Note IV. To evidence the Term Loan IV made by the Lender to the Borrower hereunder, the Borrower has executed and delivered to the Lender the Term Note IV. The Borrower agrees to pay to the Lender amounts outstanding under the Term Note IV in installments as set forth in said note, with all outstanding principal and accrued interest due and payable February 1, 2006.

            7.3. Payments and Interest on the Term Note IV.

            (a) Except to the extent any part thereof is a Fixed Rate Amount, the Borrower agrees to pay interest on the unpaid principal balance of the Term Note IV outstanding from time to time at a rate per annum equal to the Reference Rate.

            (b) After the date hereof, the principal and accrued interest on the amount outstanding under Term Note IV through the end of each calendar month hereafter shall be payable on the fifteenth (15th) day following the end of each such calendar month in equal monthly payments of $8,370 commencing January 15, 1998 and continuing on the fifteenth (15th) day of each calendar month thereafter until February 1, 2006, when the entire amount of principal and interest shall be due and payable in full. Lender shall have the right to adjust the amount of such payments to maintain the original 15 year amortization to the extent required by changes in the rate interest accrues on Term Note IV.

                                 8. TERM LOAN V

            8.1. Term Loan V. The Lender has previously made Term Loan V to the Borrower, of which the principal amount of $295,000.00 is currently outstanding.

            8.2. Term Note V. To evidence the Term Loan V made by the Lender to the Borrower hereunder, the Borrower has executed and delivered to the Lender the Term Note V. The Borrower agrees to pay to the Lender amounts outstanding under the Term Note V in installments as set forth in said note, with all outstanding principal and accrued interest due and payable December 1, 2002.

            8.3. Payments and Interest on the Term Note V.

            (a) Except to the extent any part thereof is a Fixed Rate Amount, the Borrower agrees to pay interest on the unpaid principal balance of the Term Note V outstanding from time to time at a rate per annum equal to the Reference Rate.

            (b) After the date hereof, the principal and accrued interest on the amount outstanding under Term Note V through the end of each calendar quarter hereafter shall be payable on the fifteenth (15th) day following the end of each such calendar quarter in equal quarterly payments of $15,000 of principal, plus interest accrued through such period, commencing January 15, 1998 and continuing on the fifteenth (15th) day following each calendar quarter thereafter until December 1, 2002, when the entire amount of principal and interest shall be due and payable in full.

                                9. TERM LOAN VI

            9.1. Term Loan VI. The Lender has previously made Term Loan VI to the Borrower, of which the principal amount of $1,762,928.00 is currently outstanding.

            9.2. Term Note VI. To evidence the loan made by the Lender to the Borrower hereunder, the Borrower has executed and delivered to the Lender the Term Note. The Borrower agrees to pay to the Lender amounts outstanding under the Term Note VI in installments as set forth in said note, with all outstanding principal and accrued interest due and payable February 1, 2002.

            9.3. Payments and Interest on the Term Note VI.

            (a) Except to the extent any part thereof is a Fixed Rate Amount, the Borrower agrees to pay interest on the unpaid principal balance of the Term Note VI outstanding from time to time at a rate per annum equal to the Reference Rate.

            (b) After the date hereof, the principal and accrued interest on the amount outstanding under Term Note VI through the end of each quarterly period ending immediately prior to the following described payment dates hereafter shall be payable on the fifteenth (15th) day following the end of each such quarterly period in quarterly payments of $30,925 of principal, plus interest accrued through such period, commencing February 15, 1998 and continuing on the fifteenth
                  (15th) day of each of May, August, December and February thereafter until February 1, 2002, when the entire amount of principal and interest shall be due and payable in full.

                               10. TERM LOAN VII

            10.1. Term Loan VII. The Lender has previously made Term Loan VII to the Borrower, of which the principal amount of $2,175,150.00 is currently outstanding.

            10.2. Term Note VII. To evidence the loan made by the Lender to the Borrower hereunder, the Borrower has executed and delivered to the Lender the Term Note. The Borrower agrees to pay to the Lender amounts outstanding under the Term Note VII in installments as set forth in said note, with all outstanding principal and accrued interest due and payable February 1, 2002.

            10.3. Payments and Interest on the Term Note VII.

            (a) Except to the extent any part thereof is a Fixed Rate Amount, the Borrower agrees to pay interest on the unpaid principal balance of the Term Note VII outstanding from time to time at a rate per annum equal to the Reference Rate.

            (b) After the date hereof, the principal and accrued interest on the amount outstanding under Term Note VII through the end of each quarterly period ending immediately prior to the following described payment dates hereafter shall be payable on the fifteenth (15th) day following the end of each such quarterly period in quarterly payments of $127,950 of principal, plus interest accrued through such period, commencing February 15, 1998 and continuing on the fifteenth
                  (15th) day of each of May, August, December and February thereafter until February 1, 2002, when the entire amount of principal and interest shall be due and payable in full.

                             11. LETTER OF CREDIT I

            11.1. Issuance of Letter of Credit I; Letter of Credit Fee.

            (a) The Lender shall cause the Letter of Credit I to be issued upon request by the Borrower and upon issuance of the Letter of Credit I, the Borrower shall make and deliver to the Lender the Letter of Credit Note I.

            (b) Upon issuance of the Letter of Credit I, the Borrower agrees to pay the Lender a commission equal to a per annum rate of .75% of the face amount thereof payable in full in advance in quarterly installments due on the first day of each calendar quarter.

            11.2. Repayment of Drawings. Forthwith when a draft or other demand for payment under the Letter of Credit I is received by the Lender or the Lender receives notice thereof from any other issuer of such Letter of Credit I, the Lender shall give notice thereof to the Borrower by telecopy or telephone, which shall constitute a demand for payment under the Letter of Credit Note I; provided that the Borrower shall not be deemed to be in payment default thereunder until after the second Business Day after such notice.

            11.3. Payments and Interest on Letter of Credit Note I.

            (a) The Borrower agrees to pay interest on the unpaid principal balance of the Letter of Credit Note I outstanding from time to time at a rate equal to the Reference Rate minus .375%.

            (b) Payments of principal and interest on amounts outstanding under the Letter of Credit Note I shall be payable on demand.

            11.4. Obligations Absolute. The Borrower's obligation to reimburse the Lender for payments and disbursements made by the Lender under or in connection with the Letter of Credit I and to pay the Letter of Credit Note I shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Lender, including, without limitation, any defense based on the failure of the demand for payment under such Letter of Credit I to conform to the terms of such Letter of Credit I or the legality, validity, regularity or enforceability of such Letter of Credit I or any defense based on the identity of the transferee of such Letter of Credit I or the sufficiency of the transfer if such Letter of Credit I is transferable; provided, however, that the Borrower shall not be obligated to reimburse the Lender for any wrongful payment or disbursement made under any Letter of Credit I as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Lender or any of its officers, employees or agents.

                            12. LETTER OF CREDIT II

            12.1. Issuance of Letter of Credit II; Letter of Credit Fee.

            (a) The Lender shall cause the Letter of Credit II to be issued upon request by the Borrower and upon issuance of the Letter of Credit II, the Borrower shall make and deliver to the Lender the Letter of Credit Note II.

            (b) Upon issuance of the Letter of Credit II, the Borrower agrees to pay the Lender a commission equal to a per annum rate of .75% of the face amount thereof payable in advance in quarterly installments due on the first day of each calendar quarter.

            12.2. Repayment of Drawings. Forthwith when a draft or other demand for payment under the Letter of Credit II is received by the Lender or the Lender receives notice thereof from any other issuer of such Letter of Credit II, the Lender shall give notice thereof to the Borrower by telecopy or telephone, which shall constitute a demand for payment under the Letter of Credit Note II; provided that the Borrower shall not be deemed to be in payment default thereunder until after the second Business Day after such notice.

            12.3. Payments and Interest on Letter of Credit Note II.

            (a) The Borrower agrees to pay interest on the unpaid principal balance of the Letter of Credit Note II outstanding from time to time at a rate equal to the Reference Rate minus .375%.

            (b) Payments or principal and interest on amounts outstanding under the Letter of Credit Note II shall be payable on demand.

            12.4. Obligations Absolute. The Borrower's obligation to reimburse the Lender for payments and disbursements made by the Lender under or in connection with the Letter of Credit II and to pay the Letter of Credit Note II shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Lender, including, without limitation, any defense based on the failure of the demand for payment under such Letter of Credit II to conform to the terms of such Letter of Credit II or the legality, validity, regularity or enforceability of such Letter of Credit II or any defense based on the identity of the transferee of such Letter of Credit II or the sufficiency of the transfer if such Letter of Credit II is transferable; provided, however, that the Borrower shall not be obligated to reimburse the Lender for any wrongful payment or disbursement made under any Letter of Credit II as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Lender or any of its officers, employees or agents.

                             13. GENERAL PROVISIONS

            13.1. Computation of Interest.

            (a) All computations of interest on the outstanding principal amount of each Subject Note shall be computed on the basis of a year comprised of 360 days to the extent such interest is computed based on LIBOR, 360 days to the extent such interest is computed based on the Reference Rate, but charged for the actual number of days elapsed, and such number of days as is indicated in the confirmation described in Section 14.2 with respect to any Fixed Rate Amount. Each change in the interest rate payable on each Subject Note due to a change in the Reference Rate shall take place simultaneously with the corresponding change in the Reference Rate. Whenever any payment to be made by or to the Lender or other holder(s) of any Subject Note shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in computing the fees or interest payable on such next succeeding Business Day.

            (b) No provision of this Credit Agreement or any Subject Note shall require the payment or permit the collection of interest in excess of the rate permitted by applicable law.

            13.2. Default Rate; Late Payment. Notwithstanding anything to the contrary herein, upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on the outstanding principal amount of each of the Subject Notes at a rate per annum equal to the greater of (i) two percent (2%) in excess of the rate applicable to the unpaid principal amount of each such Subject Note immediately before the occurrence of such Event of Default or (ii) two percent (2%) in excess of the Reference Rate in effect from time to time. In addition, the Borrower shall be obligated to pay $25.00 with respect to any installment on any Subject Note paid after the date it is due, to compensate Lender for the administrative expenses associated with such past-due payments, subject to the maximum allowable late payment under North Dakota law.

            13.3. Security. The indebtedness, liabilities and other obligations of the Borrower to the Lender under each Subject Note and this Credit Agreement are secured by, inter alia, security interests granted pursuant to all security interests, liens and mortgages heretofore or hereafter granted by the Borrower to the Lender as security for the obligations to the Lender, except that the Seasonal

            Notes I and II and the Letter of Credit Notes I and II are not secured by any such collateral or agreements, notwithstanding anything to the contrary therein.

            13.4. Voluntary Prepayments. The Borrower may prepay the principal of any of the Subject Notes, in whole or in part, only so long as
            (i) any such prepayment is in a minimum amount of $100,000 or a multiple thereof; (ii) any such prepayment shall be accompanied by the interest accrued on the amount prepaid to the date of the prepayment; (iii) any such prepayment shall be accompanied by the prepayment premium specified in, and computed in accordance with, the provisions of Section 13.6 set forth below and (iv) all amounts prepaid shall be applied in accordance with the terms of such Subject Note.

            13.5. Manner of Payments. Any other provision of this Credit Agreement to the contrary notwithstanding, the Borrower shall make all payments of interest on and principal of the Subject Notes to the Lender at its office shown on the first page hereof.

            13.6. Funding Losses; Prepayment Premiums.

            (a) The Borrower hereby agrees that upon demand by the Lender (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed and the Lender's calculation of the amount of such demand) the Borrower will indemnify the Lender against any loss or expense which the Lender may have sustained or incurred (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such loans) or which the Lender may be deemed to have sustained or incurred, as reasonably determined by the Lender,
                  (i) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with any such loans, (ii) due to any failure of the Borrower to borrow or convert any such Loans accruing interest based on LIBOR or Fixed Rate Amounts on a date specified therefor in a notice thereof or (iii) due to any payment or prepayment of any such loans on a date other than the last day of the applicable Interest Rate Period (if a Fixed Rate Amount).

            (b) If at the time of any prepayment of any Subject Note hereunder, the Interest Differential is greater than zero, the Borrower shall pay to the Lender a prepayment premium equal to the present value (discounted from the previously scheduled payment dates for interest on the Loan at a rate equal to the Government Yield with respect to such Loan on the date of prepayment plus the Issuance Spread) of the product of (a) the Interest Differential, times (b) the amount prepaid, times (c) a fraction, the numerator of which is the number of days scheduled to fall between the interest payment dates on the Loan and the denominator of which is 365. If the portion prepaid covers several installments, the Lender may, at its option, either calculate such payment for each installment or calculate such payment based on the weighted average maturity of the portion prepaid.

            13.7. Increased Costs. If any Regulatory Change or other change in any existing law, rule or regulation or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency shall subject the Lender or one or more of its sources of financing to increased costs, the Borrower shall pay to the Lender within fifteen (15) days of demand therefor, Borrower's pro rata share (based on the amount of all loans outstanding from the Lender) of any such amount required to compensate the Lender or such other Persons for such costs.

            13.8. Collateral Allocation. To the extent the Lender receives proceeds of any Collateral after the exercise of remedies provided for in Section 19.2: (a) proceeds of accounts and inventory shall be applied first to any obligations of the Borrower relating to or arising under the Seasonal Notes and Loans I and II, pro rata in accordance with the principal amount outstanding thereunder and then to all the other obligations to the Lender under the Loan Documents;
            (b) proceeds of each of the Mortgages shall be applied first to any obligations of the Borrower relating to or arising under each of the Term Notes and corresponding Term Loans referenced as expressly secured thereby in the definition of the term "Mortgages" herein (the "Mortgage Secured Notes and Loans"), and then to all other obligations to the Lender under the Loan Documents; and (c) proceeds of all other Collateral shall be applied first to all the obligations of the Borrower to the Lender under the Loan Documents, other than those relating to or arising under the Seasonal Notes and Loans or the Mortgage Secured Notes and Loans, and then to all other obligations to the Lender under the Loan Documents, pro rata in accordance with the respective principal amounts thereof.

            13.9. Loan Agreement Reference. Any reference in any Subject Note to any Loan Agreement or Credit Agreement shall be deemed to be a reference to this Credit Agreement, as it may from time to time be amended, modified, supplemented or restated. Any conflict between the terms of any Subject Note, and the terms of this Credit Agreement, shall be resolved in favor of the terms of this Credit Agreement.

                             14. FIXED RATE AMOUNTS

            14.1. Availability. Any Fixed Rate Amount of any Loan may bear interest at a Fixed Rate. A Loan may accrue a different Fixed Rate on different Fixed Rate Amounts simultaneously. A Fixed Rate shall be effective to the extent the Lender responds to any request therefor by the Borrower prior to the date such Fixed Rate is to first accrue.

            14.2. Confirmation. The Lender shall confirm any Fixed Rate to the Borrower in writing which shall reference and confirm:

            (a)   The applicable Subject Note number;

            (b)   The applicable Fixed Rate Amount;

            (c)   The applicable Fixed Rate;

            (d)   The applicable date such Fixed Rate becomes effective;

            (e) The number of days which will comprise the year over which such Fixed Rate is to be computed; and

            (f)   The date upon which such Fixed Rate expires.

            14.3. Rate After Interest Rate Period. Interest on any Fixed Rate Amount shall accrue at the rate otherwise provided for hereunder commencing the date following the last day of the corresponding Interest Rate Period, which may, if the Borrower has appropriately requested and the Lender has quoted, be a new Fixed Rate.

                           15. CONDITIONS OF LENDING

            15.1. Conditions Precedent. This Credit Agreement and the Lender's obligations hereunder are subject to receipt on or prior to the date hereof, by the Lender of the following, each to be in form and substance satisfactory to the Lender, unless the Lender waives receipt of any of the following in writing:

            (a) This Credit Agreement and the Subject Notes each appropriately completed and duly executed by the Borrower;

            (b) A Certificate of Good Standing for the Borrower issued by the Secretary of State in all states where the Borrower is qualified to do business;

            (c) A copy of the Borrower's Bylaws, together with all amendments, certified by the Secretary of the Borrower to be a true and correct copy thereof;

            (d) A copy of the Certificate of Incorporation of the Borrower, together with all amendments, certified by the Secretary of State of the state of the Borrower's incorporation to be a true and correct copy thereof;

            (e) A certified copy of the resolutions of the Board of Directors of the Borrower authorizing or ratifying the transactions contemplated hereby, and the execution, delivery and performance of the Loan Documents, and designating the officers authorized to execute the Loan Documents to which the Borrower is a party and to perform the obligations of the Borrower thereunder;

            (f) A certificate of the Secretary of the Borrower certifying the names of the officers authorized to execute the Loan Documents, together with a sample of the true signature of each such officer;

            (g) A favorable opinion of counsel for the Borrower, satisfactory to the Lender, as to the matters set forth in Subsections 16.1, 16.2, 16.3, 16.5, 16.7 and 16.9 (delivered not later than January 15, 1998), and other matters as requested by the Lender, satisfactory to the Lender and its counsel;

            (h) The Security Agreement and Mortgages duly executed by the Borrower;

            (i) Policies or certificates of insurance evidencing insurance coverage required under this Credit Agreement and any other of the Loan Documents; and

            (j) Such other documents, information and actions as the Lender may reasonably request.

            15.2. Conditions Precedent to all Loans and Advances. The obligation of the Lender to make any Loan or Advance hereunder, including the initial Loans and Advances, is subject to the satisfaction of each of the following, unless waived in writing by the Lender:

            (a) The representations and warranties set forth in Section 16 are true and correct in all material respects on the date hereof and on the date of any Loan or Advance (as if made on the date of such Loan or Advance, except to the extent that such representations and warranties expressly relate solely to an earlier date).

            (b) No Default or Event of Default shall have occurred and be continuing.

            (c) No litigation, arbitration or governmental investigation or proceeding shall be pending, or, to the knowledge of the Borrower, threatened, against the Borrower or affecting the business or operations of the Borrower which was not previously disclosed to the Lender and which, if determined adversely to the Borrower, would have a material adverse effect on the operation or financial condition of the Borrower.

            (d) No Default or Event of Default shall result from the making of any such Loan or Advance.

            (e) No Material Adverse Occurrence shall have occurred and be continuing.

            (f) Each request for a Loan or Advance and each acceptance of the proceeds of such request by the Borrower shall constitute a representation and warranty by the Borrower that on the date of acceptance of such proceeds (both immediately before and after giving effect to such acceptance) the statements made in
                  Section 16 are true and correct with the same effect as if then made, except to the extent such statements expressly relate solely to an earlier date.

                       16. REPRESENTATIONS AND WARRANTIES

            The Borrower represents and warrants to the Lender as follows:

            16.1. Organization, etc. The Borrower is a corporation validly organized and existing and in good standing under the laws of the State of Delaware, has full power and authority to own its property and conduct its business substantially as presently conducted by it and is duly qualified and licensed to do business and is in good standing as a foreign corporation in each other jurisdiction where the nature of its business makes such qualification or licensing necessary. The Borrower has full power and authority to enter into and perform its obligations under the Loan Documents and to obtain the loans and Advances hereunder.

            16.2. Due Authorization. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any governmental agency or authority or any approval or consent of any other Person (including, without limitation, any stockholder, do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Borrower's Articles of Incorporation or Bylaws, any agreement binding on or applicable to the Borrower or any of its property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Borrower or of any of its property and will not result in the creation or imposition of any Lien on any of its property pursuant to the provisions of any agreement binding on or applicable to the Borrower or any of its property except pursuant to the Loan Documents.

            16.3. Validity of the Loan Documents. The Loan Documents to which the Borrower is a party are the legal, valid and binding obligations of the Borrower and are enforceable in accordance with their terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws, rulings or decisions at the time in effect affecting the enforceability of rights of creditors generally and to general equitable principles which may limit the right to obtain equitable remedies.

            16.4. Financial Information. The financial statements of the Borrower furnished to the Lender have been and will be prepared in accordance with GAAP consistently applied by the Borrower and present fairly the financial condition of the Borrower as of the dates thereof and for the periods covered thereby. The Borrower is not aware of any contingent liabilities or obligations which would, upon becoming non-contingent liabilities or obligations, be a Material Adverse Occurrence.

            Since the date of the most recent such statements, neither the condition (financial or otherwise), the business nor the properties of the Borrower have been materially and adversely affected in any way.

            16.5. Litigation, Other Proceedings. Except as previously disclosed to and approved of in writing by the Lender, there is no action, suit or proceeding at law or equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of the Borrower, threatened, against the Borrower or any of its property, which is reasonably likely to result in a Material Adverse Occurrence; and the Borrower is not in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, where such default would be a Material Adverse Occurrence.

            16.6. Title to Assets. Except for Liens permitted by Section 18.2, the Borrower has good and marketable title to all of its assets, real and personal.

            16.7. Lien Priority. The Liens created by the Security Agreement are attached and first, perfected Liens on the Collateral.

            16.8. Guarantees and Indebtedness. Except as disclosed on financial statements of the Borrower furnished to the Lender, the Borrower is not a party to any material contract of guaranty or suretyship and none of its assets is subject to any contract of that nature and the Borrower is not indebted to any other party, except the Lender.

            16.9. Margin Stock. No part of any loan or Advance hereunder shall be used at any time by the Borrower to purchase or carry margin stock (within the meaning of Regulation G, T, U or X promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any such margin stock. No part of the proceeds of any loan or Advance hereunder will be used by the Borrower for any purpose which violates, or which is inconsistent with, any regulations promulgated by the Board of Governors of the Federal Reserve System.

            16.10. Taxes. The Borrower has filed all federal, state and other income tax returns which are required to be filed through the date of this Credit Agreement and has paid all taxes as shown on said returns, and all taxes due or payable without returns and all assessments received to the extent such taxes and assessments have become due. All tax liabilities of the Borrower are adequately provided for on its books, including interest and penalties. No income tax liability of a material nature has been asserted by taxing authorities for taxes in excess of those already paid. The Borrower has made all required withholding deposits.

            16.11. Accuracy of Information. All factual information furnished by or on behalf of the Borrower to the Lender for purposes of or in connection with this Credit Agreement or any transaction contemplated by this Credit Agreement is, and all other such factual information furnished by or on behalf of the Borrower to the Lender in the future, will be true and accurate in every material respect on the date as of which such information is dated or certified. No such information contains any material misstatement of fact or omits any material fact or any fact necessary to prevent such information from being misleading.

            16.12. Material Agreements. The Borrower is not a party to any agreement or instrument or subject to any restriction that materially and adversely affects its business, property or assets, operations or condition (financial or otherwise).

            16.13. Defaults. The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any: (a) agreement to which such entity is a party, which default might have a material adverse effect on the business, properties or assets, operations, or condition (financial or otherwise) of the Borrower; or (b) instrument evidencing any indebtedness or under any agreement relating to such indebtedness.

            16.14. ERISA. (a) No Reportable Event has occurred and is continuing with respect to any Plan; (b) the Pension Benefit Guaranty Corporation or any successor entity has not instituted proceedings to terminate any Plan; and (c) each Plan of the Borrower has been maintained and funded in all material respects in accordance with its terms and with ERISA. All undefined capitalized terms used in this Section shall have the meanings ascribed to them in ERISA.

            16.15. Financial Status. The Borrower is not insolvent (as such term is defined in Section 101(32) of the United States Bankruptcy Code of 1978, as amended or Minnesota Statutes Section 513.42, as amended) and will not be rendered insolvent (as such term is defined in Section 101(32) of the United States Bankruptcy Code of 1978, as amended or Minnesota Statutes Section 513.42, as amended) by execution of this Credit Agreement or any other of the Loan Documents, or consummation of the transactions contemplated thereby.

            16.16. Survival of Representations. All representations and warranties contained in this Section 16 shall survive the delivery of the Notes and the making of the loans and Advances evidenced thereby and any investigation at any time made by or on behalf of Lender shall not diminish its rights to rely thereon.

            16.17. Environmental Matters.

            (a) Definitions. As used in this Credit Agreement, the following terms shall have the following meanings:

                  (i) "Environmental Law" means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

                  (ii) "Hazardous Substances" means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

                  (iii) "Premises" means all premises where the Borrower
                        conducts its business and has any rights of possession.

            (b) To the Borrower's best knowledge, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any liability or obligation for either the Borrower or the Lender under common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such liability.

            (c) There are not and there never have been any requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation, relating in any way to the Premises or the Borrower, alleging liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto. To the Borrower's best knowledge, no such matter is threatened or impending.

            (d) To the Borrower's best knowledge, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

            16.18. Subsidiaries. The Borrower has the Subsidiaries listed on the financial statements previously delivered to the Lender.

                           17. AFFIRMATIVE COVENANTS

            As long as there remains any amount outstanding under the Subject Notes or the Lender has any obligation to make Advances under the Seasonal Commitment, the Borrower shall, unless waived in writing by the Lender:

            17.1. Financial Statements and Reports. Furnish to the Lender, at the times set forth below, the following financial statements, reports and information:

            (a) As soon as available, but in any event within 125 days after each fiscal year end, audited financial statements of the Borrower, and all corporations and subsidiaries, directly or indirectly controlled by the Borrower, including without limitation a balance sheet, and the related statements of income, retained earnings and cash flows, prepared on a consolidated and consolidating basis certified by certified public accountants satisfactory to the Lender to have been prepared in accordance with GAAP consistently applied;

            (b) As soon as available, but in any event within forty-five ( 45) days after the last day of each quarterly fiscal period unaudited financial statements of the Borrower consisting of a balance sheet and the related statements of income, retained earnings and cash flows prepared on a consolidated and consolidating basis dated as of the last Business Day of such quarterly fiscal period in form and detail as reasonably required by the Lender certified by the chief financial officer of the Borrower to have been prepared from the records of the Borrower on the basis of accounting principles consistently applied by the Borrower;

            (c) As soon as available, but in any event within ninety (90) days following each fiscal year-end, an operating budget and cash flow forecast for the fiscal year immediately following such fiscal year-end.

            (d) Promptly upon obtaining knowledge thereof, notice of the occurrence of any Default or Event of Default and of the violation by the Borrower of any law, rule or regulation, the non-compliance with which could be reasonably expected to be a Material Adverse Occurrence;

            (e) To the extent applicable, promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Borrower shall file with the U.S. Securities and Exchange Commission, or any national securities exchange;

            (f) Such other information concerning the business, operations and condition (financial or otherwise) of the Borrower as the Lender may reasonably request.

            17.2. Maintenance of Corporate Existence. Maintain and preserve its corporate existence.

            17.3. Taxes. Pay and discharge as the same shall become due and payable, all taxes, assessments and other governmental charges and levies against or on any of its property, as well as claims of any kind which, if unpaid, might become a Lien upon any of its properties, unless such tax, levy, charge assessment or Lien is being contested in good faith by the Borrower and is supported by an adequate book reserve. The Borrower shall make all required withholding deposits.

            17.4. Notices. As soon as practicable, give notice to the Lender of:

            (a) The commencement of any litigation relating to the Borrower which might reasonably result in a Material Adverse Occurrence or relating to the transactions contemplated by this Credit Agreement;

            (b) The commencement of any material arbitration or governmental proceeding or investigation not previously disclosed to the Lender which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or its property which might reasonably result in a Material Adverse Occurrence;

            (c) Any Reportable Event or "prohibited transaction" or the imposition of a Withdrawal Liability, within the meaning of ERISA, in connection with any Plan and, when known, any action taken by the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation with respect thereto, and any adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed to the Lender which if determined adversely to the Borrower would constitute a Material Adverse Occurrence; and

            (d)   Any Default or Event of Default under this Credit Agreement.

            17.5. Compliance with Laws. Carry on its business activities in substantial compliance with all applicable federal or state laws and all applicable rules, regulations and orders of all governmental bodies and offices having power to regulate or supervise its business activities. The Borrower shall maintain all material rights, liens, franchises, permits, certificates of compliance or grants of authority required in the conduct of its business. Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any liability or obligation under the common law of any jurisdiction or any Environmental Law.

            17.6. Books and Records. Keep books and records reflecting all of its business affairs and transactions in accordance with GAAP consistently applied and permit the Lender, and its representatives, at reasonable times and intervals, to visit all of its offices, discuss its financial matters with officers of the Borrower and its independent public accountants (and by this provision the Borrower authorizes its independent public accountants to participate in such discussions) and examine any of its books and other corporate records.

            17.7. Insurance. Procure and maintain insurance with financially sound and reputable insurers, insurance with respect to the Collateral and its other property against damage and loss by theft, fire, collision (in the case of motor vehicles) and such other risks as are required by the Lender in an amount equal to the fair market value thereof and, in any event, in an amount sufficient to avoid the application of any coinsurance provisions and naming the Lender loss payee. The Borrower shall also procure and maintain other such insurance including workers compensation insurance, liability and business interruption insurance, and other insurance as the Lender may require and/or that may be required under any of the Loan Documents, all in such amounts as may be required by the Lender. Policies of all such insurance shall contain an agreement by the insurer to provide the Lender thirty (30) days prior written notice of cancellation and an agreement that the Lender's interest shall not be impaired or invalidated by any act or neglect of the Borrower nor by the occupation of properties owned or leased by the Borrower or other properties wherein the Collateral is located for purposes more hazardous than those permitted by such policies. The Borrower shall provide evidence of such insurance and the policies of insurance or copies thereof to the Lender upon request.

            17.8. Maintain Property. Maintain and keep its assets, property and equipment in good repair, working order and condition and from time to time make or cause to be made all needed renewals, replacements and repairs.

            17.9. Conduct of Business. Continue to engage primarily in the business being conducted on the date of this Credit Agreement.

            17.10. Working Capital. Maintain at all times the ratio of its Net Working Capital to liabilities owed to parties providing floor plan financing to Borrower at not less than 1.0:4.0.

            17.11. Leverage Ratio. Maintain as of each fiscal quarter end a Leverage Ratio of not more than 4.5:1.0.

            17.12. Further Assurances. The Borrower agrees upon reasonable request by the Lender to execute and deliver such further instruments, deeds and assurances, including financing statements under the Uniform Commercial Code of Minnesota and/or any other relevant states, and to do such further acts as may be necessary or proper to carry out more effectively the purposes of this Credit Agreement and the Loan Documents and, without limiting the foregoing, to make subject to the liens and security interests of the Security Agreement and any other of the Loan Documents any property agreed to be subjected, or intended to be subject, or covered by the granting clauses of the Security Agreement or such other of the Loan Documents.

            17.13. ERISA Compliance. Comply in all material respects at all times with all applicable provisions of ERISA and the regulations and published interpretations thereunder.

                             18. NEGATIVE COVENANTS

            As long as there remains any amount outstanding under the Subject Notes or the Lender has any obligation to make Advances under the Seasonal Loan Commitment, the Borrower shall not, unless waived in writing by the Lender:

            18.1. Consolidation; Merger; Sale of Assets; Acquisitions. Consolidate with or merge into or with any other entity; or sell (other than sales of inventory in the ordinary course of business), transfer, lease or otherwise dispose of all or a substantial part of its assets; or acquire a substantial interest in another Person either through the purchase of all or substantially all of the assets of that

            Person or the purchase of a controlling equity interest in that Person; provided that the foregoing shall not prohibit any transaction immediately after which:

            (a)   The Borrower is a surviving entity;

            (b) Borrower's Tangible Net Worth is not less than the amount thereof immediately prior thereto; and

            (c) The aggregate price paid by the Borrower in all such transactions in any consecutive twelve (12) month period is not greater than $100,000,000;

            18.2. Liens. Create, incur, assume or suffer to exist any Lien or any of its property, real or personal, except (a) Liens in favor of the Lender; (b) Liens disclosed to and approved of in writing by the Lender; (c) Liens for current taxes and assessments which are not yet due and payable; and (d) purchase money security interests to secure the indebtedness permitted under Section 18.3 below.

            18.3. Additional Indebtedness. Create, incur, assume or suffer to exist any indebtedness except: (a) indebtedness in favor of the Lender; (b) current liabilities incurred in the ordinary course of business; (c) indebtedness existing on the date of this Credit Agreement and disclosed to and approved of in writing by the Lender; and (d) purchase money indebtedness incurred in connection with the acquisition of fixed assets not to exceed $1,000,000 in the aggregate during any fiscal year of the Borrower.

            18.4. Guaranties. Assume, guarantee, endorse or otherwise become liable in connection with the indebtedness of any other person or entity except endorsements of negotiable instruments for deposit or collection in the ordinary course of business.

            18.5. Dividends. Declare or pay any dividends, purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its stockholders as such, at any time any Default or Event of Default has occurred and is continuing.

            18.6. Change in Ownership or Business. Permit (a) Change of control, or (b) the line of business presently engaged in by the Borrower.

            18.7. Investments; Subsidiaries. The Borrower will not purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or create or acquire any Subsidiary or make any investment or acquire any interest whatsoever in, any other Person, except:

            (a) Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute the full faith and credit obligations of the United States of America having a maturity of one (1) year or less, commercial paper issued by a U.S. corporation rated "A-1" or "A-2" by Standard & Poor's Corporation or "P-1" or "P-2" by Moody's Investor Service, investments in money market mutual funds whose underlying assets are exclusively investments which would otherwise be permitted investments under this Section 18.7(a), or repurchase agreements, certificates of deposit or bankers' acceptances having a maturity of one (1) year or less issued by members of the Federal Reserve System having deposits in excess of $500,000,000 (which certificates of deposit or bankers' acceptances are fully insured by the Federal Deposit Insurance Corporation);

            (b) Travel advances or loans to officers and employees of the Borrower (not including contracts made in the ordinary course of business with any such officers or employees) not exceeding at any one time an aggregate of $25,000;

            (c) Advances in the form of progress payments, prepaid rent or security deposits;

            (d) Existing investments as described in the Borrower's financial statements;

            (e) Investments constituting contracts made in the ordinary course of business of the Borrower;

            (f) Investments in wholly-owned subsidiaries of the Borrower existing as of the date hereof;

            (g)   Transitions and investments permitted under Section 18.1; and

            (h) Investments not otherwise permitted in this Section 18.7 not to exceed $1,000,000 in the aggregate (on a book value basis) at any time outstanding.

                       19. EVENTS OF DEFAULT AND REMEDIES

            19.1. Events of Default. The term "Event of Default" shall mean any of the following events:

            (a) The Borrower shall default in the payment when due, or if payable on demand, upon demand, of any principal or interest on any of the Subject Notes; or

            (b) The Borrower shall default (other than a default in payment under subsection (a) above) in the due performance and observance of any of the covenants contained in any of the Loan Documents and such default shall continue unremedied for a period of thirty (30) days after notice from the Lender to the Borrower thereof; or

            (c) An event has occurred which would, at such time or with the passage of time, constitute an "event of default" (however legally styled) under any other loan obligation, lease, bond, debenture, security agreement, note, or instrument or agreement evidencing Debt and any applicable grace period specified in such agreement or evidence of Debt has expired; or

            (d) The Borrower shall become insolvent or generally fail to pay or admit in writing its inability to pay its debts as they become due; or the Borrower shall apply for, consent to, or acquiesce in the appointment of a trustee, receiver or other custodian for itself or any of its property, or make a general assignment for the benefit of its creditors; or trustee, receiver or other custodian shall otherwise be appointed for the Borrower or any of its assets; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding shall be commenced by or against the Borrower; or the Borrower shall take any action to authorize, or in furtherance of, any of the foregoing; or

            (e) Any representation or warranty set forth in this Credit Agreement or any other Loan Document shall be untrue in any material respect on the date as of which the facts set forth are stated or certified; or

            (f)   The occurrence of any Material Adverse Occurrence; or

            (g) A Reportable Event (as defined under ERISA) shall have occurred; or

            (h) The rendering against the Borrower of a final judgment, decree or order for the payment of money in excess of $500,000 (unless the payment of such judgment in the amount of such excess is insured), and the continuance of such judgment, decree or order unsatisfied for any 30 consecutive day period without a stay of execution.

            (i)   The occurrence of a Change of Control; or

            (j)   The Lender shall in good faith deem itself insecure.

            19.2. Remedies; Cumulative. If an Event of Default described in
            Section 19.1(d) shall occur, the full unpaid balance of each of the Subject Notes (outstanding balance plus accrued interest) and all other obligations of the Borrower to the Lender shall automatically be due and payable without declaration, notice, presentment, protest or demand of any kind (all of which are hereby expressly waived) and the obligation of the Lender to make additional Advances shall automatically terminate. If any other Event of Default shall occur and be continuing, the Lender may terminate its obligation to make additional Advances and may declare the outstanding balance of the each of the Subject Notes and all other obligations of the Borrower to the Lender to be due and payable without further notice, presentment, protest or demand of any kind (all of which are hereby expressly waived), whereupon the full unpaid amount of each of the Subject Notes and all other obligations of the Borrower to the Lender shall become immediately due and payable. Upon any Event of Default, the Lender shall be entitled to exercise any and all rights and remedies available under any of the Loan Documents or otherwise available at law or in equity to collect the Subject Notes and all other obligations of the Borrower to the Lender, to realize upon or otherwise pursue any and all Collateral and other security (including without limitation any and all guarantees) for the loans under this Credit Agreement and to, without notice to the Borrower, and without further action, apply any and all monies owing by Lender to the Borrower to the payment of the Subject Notes, and all other obligations of the Borrower hereunder, in such order as the Lender elects (subject to Section 13.8).

                               20. MISCELLANEOUS

            20.1. Waivers, Amendments. The provisions of the Loan Documents may from time to time be amended, modified, or waived, if such amendment, modification or waiver is in writing and signed by the Lender. No failure or delay on the part of the Lender or the holder(s) of the Subject Notes in exercising any power or right under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances.

            20.2. Notices. All communications and notices provided under this Credit Agreement shall be in writing and addressed or delivered to the Borrower or the Lender at their respective addresses shown on the first page hereof, or to any party at such other address as may be designated by such party in a written notice to the other parties. Such notices shall be delivered by any of the following means: (i) mailing through the United States Postal Service, postage prepaid, by registered or certified mail, return receipt requested;
            (ii) delivery by reputable overnight delivery service including without limitation, and by way of example only: Federal Express, DHL, Airborne Express and Express Mail; or (iii) delivery by reputable private personal delivery service. Notices delivered in accordance with (i) above shall be deemed delivered the second Business Day after deposit in the mail; notices delivered in accordance with (ii) above shall be deemed delivered the first Business Day after delivery to the delivery service; and notices delivered in accordance with

            (iii) above shall be deemed delivered the same Business Day as that specified by the notifying party to the delivery service.

            20.3. Costs and Expenses. The Borrower agrees to pay all expenses for the preparation of this Credit Agreement, including exhibits, and any amendments to this Credit Agreement as may from time to time hereafter be required, and the reasonable attorneys fees and legal expenses of counsel for the Lender, from time to time incurred in connection with the preparation and execution of this Credit Agreement and any document relevant to this Credit Agreement, any amendments hereto or thereto, and the consideration of legal questions relevant hereto and thereto. The Borrower agrees to reimburse Lender upon demand for, all out-of-pocket expenses (including reasonable attorneys fees and legal expenses) in connection with the Lender's enforcement of the obligations of the Borrower hereunder or under the Note or any other of the Loan Documents, whether or not suit is commenced including, without limitation, attorneys fees, and legal expenses in connection with any appeal of a lower court's order or judgment. The obligations of the Borrower under this Section 20.3 shall survive any termination of this Credit Agreement.

            20.4. Interest Limitation. All agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced or secured thereby or otherwise, shall the rate of interest charged or agreed to be paid to the Lender for the use, forbearance, loaning or detention of such indebtedness exceed the maximum permissible interest rate under applicable law ("Maximum Rate"). If for any reason or in any circumstance whatsoever fulfillment of any provision of this Credit Agreement and/or the Subject Notes, any document securing or executed in connection herewith or therewith, or any other agreement between the Borrower and the Lender, at any time shall require or permit the interest rate applied thereunder to exceed the Maximum Rate, then the interest rate shall automatically be reduced to the Maximum Rate, and if the Lender should ever receive interest at a rate that would exceed the Maximum Rate, the amount of interest received which would be in excess of the amount receivable after applying the Maximum Rate to the balance of the outstanding obligation shall be applied to the reduction of the principal balance of the outstanding obligation for which the amount was paid and not to the payment of interest thereunder. This provision shall control every other provision of any and all agreements between the Borrower and the Lender and shall also be binding upon and applicable to any subsequent holder of any of the Subject Notes.

            20.5. Severability. Any provision of this Credit Agreement or any other of the Loan Documents executed pursuant hereto which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such portion or unenforceability without invalidating the remaining provisions of this Credit Agreement or such Loan Document or affecting the validity or enforceability of such provisions in any other jurisdiction.

            20.6. Cross-References. References in this Credit Agreement or in any other of the Loan Documents executed pursuant hereto to any Section are, unless otherwise specified, to such Section of this Credit Agreement or such Loan Document, as the case may be.

            20.7. Headings. The various headings of this Credit Agreement or of any other of the Loan Documents executed pursuant hereto are inserted for convenience only and shall not affect the meaning or interpretation of this Credit Agreement or such Loan Document or any provisions hereof or thereof.

            20.8. Governing Law; Venue; Waiver of Jury Trial. Each of the Loan Documents shall be deemed to be a contract made under and governed by the laws of the State of North Dakota (without regard to the laws of conflict of any jurisdiction) as to all matters, including without limitation, matters of validity, interpretation, construction, effect, performance and remedies. The Borrower hereby consents to the personal jurisdiction of the state and federal courts located in the State of North Dakota in connection with any controversy related to this Credit Agreement and any other of the Loan Documents, waives any argument that venue in such forums is not convenient and agrees that any litigation instigated by the Borrower against the Lender in connection herewith or therewith shall be venued in the federal or state court that has jurisdiction over matters arising in Fargo, North Dakota. THE BORROWER AND LENDER IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

            20.9. Successors and Assigns. This Credit Agreement shall be binding upon and shall inure to the benefit of the parities hereto and their respective successors and assigns, except that Borrower may not assign or transfer its rights hereunder without the prior written consent of Lender.

            20.10. Recitals Incorporated. The recitals to this Credit Agreement are incorporated into and constitute an integral part of this Credit Agreement.

            20.11. Multiple Counterparts. This Credit Agreement may be executed in one or more counterparts and by the different parties on separate counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

            20.12. Indemnity. In addition to the payment of expenses pursuant to
            Section 20.3, the Borrower agreed to indemnify, defend and hold harmless the Lender, and any of its participants, assignees, parent corporations, subsidiary corporations, affiliated corporations and successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the "Indemnitees") from and against any of the following (collectively, "Indemnified Liabilities"):

            (a) any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances or the Loans;

            (b) any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in this Agreement proves to be incorrect in any respect or as a result of any violation of the covenant contained in this Agreement; and

            (c) any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances or the Loans and the Loan Documents or the use or intended use of the proceeds of the Advances or the Loans.

            If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee's request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower's sole costs and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrower's obligation under this Section 20.12 shall survive the termination of this Credit Agreement and the discharge of the Borrower's other obligations hereunder.

            20.13. Prior Agreement Superseded; Complete Agreement. This Credit Agreement amends, restates, and supersedes the Prior Agreement in its entirety and all obligations, liabilities and indebtedness of the Borrower incurred or arising thereunder shall be deemed to have been incurred and arising hereunder. Furthermore, this Credit Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.

            Assignments; Participants; Waiver of Claims. Lender may sell, assign or grant a participation in the Subject Notes, in whole or in part and may disclose information relating to the Borrower or otherwise relevant to this Agreement, to such Persons and their financing sources ("Assignees"). No Assignee shall be deemed a partner or agent of the Lender. The Borrower irrevocably agrees that any claims it may have or may assert against the Lender for breach of contract (or related tort claims) shall be personal to the Lender and shall not be asserted by way of direct claim or offset against any Assignee or against any Loan sold or assigned to any Assignee (and the Borrower hereby irrevocably waives any right it otherwise may have, now or hereafter, to assert any such claim). The Borrower acknowledges that the Assignees shall rely on the foregoing waiver and agreement.


                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

            IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                          RDO EQUIPMENT CO.,
                                          a Delaware Corporation

                                          By:
                                              ----------------------------------

                                          Its:
                                               ---------------------------------



                                          AG CAPITAL COMPANY,
                                          a Delaware Corporation

                                          By:
                                              ----------------------------------

                                          Its:
                                               ---------------------------------